FIAT GROUP CLOSES SECOND QUARTER WITH REVENUES UP 5% TO €23.3 BILLION AND EBIT AT

NEARLY €1 BILLION, WITH EMEA EBIT BREAK-EVEN FOR THE QUARTER. NET INDUSTRIAL DEBT

REDUCED TO €9.7 BILLION AND LIQUIDITY INCREASED TO €21.8 BILLION.

GUIDANCE FOR THE YEAR IS CONFIRMED

•	Worldwide shipments were up 2% to 1.2 million units, with increases of 10% in NAFTA (to 0.6 million units) and 42% in APAC partially offset by a 21% reduction in LATAM, where shipments were down compared to a record Q2 in 2013. EMEA shipments remained flat at 0.3 million units.

•	Revenues totaled €23.3 billion, up 5% year-over-year in nominal terms and up 10% at constant exchange rates (“CER”), with growth in NAFTA (+7%), APAC (+34%) and Luxury Brands (+59%) partially offset by declines in EMEA (-3%) and LATAM (-23%, or -13% at CER).

•	EBIT was €961 million, down from €1,073 million in Q2 2013 (-10%, or -5% at CER). Increases for Luxury Brands, up €61 million (+58%, or +60% CER) and APAC up €18 million (+20%, or +28% CER), and a €63 million improvement in EMEA to nearly break-even for the quarter only partially offset decreases in LATAM of €162 million (-72% or -65% CER) and NAFTA down €135 million (-18% or -15% CER).

•	Net profit was €197 million, compared with €435 million in Q2 2013. The reduction primarily reflects the lower EBIT and a €137 million increase in the tax charge due to U.S. earnings now being subject to deferred taxes.

•	Net industrial debt was reduced to €9.7 billion, improving €0.3 billion from the end of Q1, driven by €0.6 billion of positive cash-flow from operating activities, net of capital expenditures.

•	Total available liquidity increased to €21.8 billion, from €20.8 billion at the end of Q1, driven by the positive cash-flow from operating activities.

•	Group confirms full-year guidance as presented in the Business Plan on 6 May 2014.

The Group no longer reports Trading Profit as a supplementary performance assessment measure.

FIAT GROUP - Highlights
H1 2014	H1 2013(*)		Change	(€ million)	Q2 2014	Q2 2013(*)		Change
2,294	2,179		115	Total Shipments (000s)	1,181	1,159		22
45,453	41,988		3,465	Net revenues	23,328	22,281		1,047
1,231	1,680		-449	EBIT (**)	961	1,073		-112
3,590	3,906		-316	EBITDA (**) (1)	2,152	2,233		-81
232	720		-488	Profit before taxes	455	556		-101
24	466		-442	Net profit	197	435		-238
(0.012)	0.049		—	EPS (€)	0.143	0.116		—
9,704	7,014	(3)	2,690	Net industrial debt	9,704	9,996	(2)	-292
21,771	22,745	(3)	-974	Total Available liquidity	21,771	20,785	(2)	986

(*)	Adjusted for the retrospective application of IFRS 11. For Q2, Revenues -€44 million, EBIT +€16 million, Profit before Taxes +€1 million, Net profit unchanged. For H1, Revenues -€94 million, EBIT +€20 million, Profit before Taxes +€5 million, Net profit unchanged. Shipments for both Q2 and H1 2013 adjusted to include Luxury Brands.
(1)	EBIT plus Depreciation and Amortization.
(2)	At 31 March 2014.
(3)	At 31 December 2013, adjusted for the retrospective application of IFRS 11: Net Industrial Debt +€365 million, Total Available Liquidity +€16 million.
(**)	includes unusual items of:

(381)	(35)	Total unusual items (pre-tax) (4)	4	12

(4)	Includes: Gain/(losses) on the disposal of investments, Restructuring, Other unusual income/(expenses).

Memo items
H1 2014	H1 2013		(€ million)	Q2 2014	Q2 2013
285	501	-216	Net profit ex-unusual items	198	423	-225
0.203	0.081	—	EPS ex-unusual items (€)	0.145	0.130	—

Revenues for Q2 2014 were €23.3 billion, an increase of €1 billion over Q2 2013. The improvement was attributable to increases in NAFTA (+7%, or 11% CER) and in APAC (+34%, or 41% CER), both largely driven by higher shipment volumes, as well as to a significant increase (+59%) for Luxury Brands, on the back of a four-fold increase in volumes for Maserati, which shipped nearly 10 thousand units in the quarter. These increases were partly offset by a 23% reduction for LATAM (-13% CER), with vehicle shipments down 21% compared to an exceptionally strong Q2 2013. EMEA revenues decreased by €0.1 billion to €4.6 billion and Components revenues were stable at €2.1 billion.

EBIT totaled €961 million for the quarter, a 10% decrease (-5% CER) from €1,073 million for Q2 2013. For NAFTA, EBIT decreased from €733 million to €598 million. Excluding unusual items, EBIT for NAFTA was €72 million lower, with positive volumes, improved pricing to recover vehicle content enhancement and better mix more than offset by increased incentive spending, particularly on legacy products, depreciation and amortization, higher advertising expense and €30 million of unfavorable currency translation impact. For LATAM, EBIT decreased from €224 million to €62 million, reflecting lower shipment volumes, with positive net pricing and mix offsetting input cost inflation. APAC EBIT increased from €88 million to €106 million on the back of higher volumes and a better product mix, partially offset by increased sales and marketing spending to support volume expansion in the region and unfavorable foreign exchange effects. EMEA reported EBIT substantially at break-even (-€6 million), compared with -€69 million in Q2 2013: the improvement is primarily attributable to a more favorable product mix, reflecting the successes of the Fiat 500 family, new Fiat Ducato and the Jeep brand, in addition to industrial efficiencies, partially offset by competitive pricing pressures and higher advertising expense related to the launch of the new Jeep Cherokee. For Luxury Brands, EBIT was €166 million, up from €105 million in Q2 2013, with Maserati growing from €9 million to €61 million driven by record volumes, up four-fold to nearly 10 thousand units for the quarter, and Ferrari improving from €96 million to €105 million. For Components, EBIT was stable at €60 million.

Net financial expense totaled €506 million, €11 million lower than in Q2 2013. Excluding the impact of the Fiat stock option-related equity swaps, which expired in Q4 2013 (gain of €21 million in Q2 2013), there was a €32 million decrease principally reflecting the benefits from the recent Chrysler refinancing transaction, net of the effect of higher average debt levels.

Profit before taxes was €455 million for the quarter, compared with a profit of €556 million for Q2 2013. The €101 million year-over-year decrease reflected a €112 million reduction in EBIT (of which €59 million due to negative exchange translation impacts), partly offset by an €11 million decrease in net financial expense.

Income taxes amounted to €258 million, compared with €121 million in Q2 2013. At 31 December 2013, previously unrecognized deferred tax assets of €1,500 million were recognized, principally related to tax loss carry-forwards and temporary book/tax differences in the NAFTA operations. In 2014, the utilization of a part of these temporary book/tax differences resulted in higher deferred tax expense as compared to the prior year.

Net profit for the quarter was €197 million, compared with €435 million in Q2 2013. There was a profit of €175 million attributable to owners of the parent (compared with €142 million for Q2 2013).

Net industrial debt at 30 June 2014 was €9.7 billion, down from €10.0 billion at 31 March 2014. The €0.3 billion decrease primarily reflects €0.6 billion increase in cash generated from operations net of capital expenditures offset by a €0.3 billion negative effect of non-cash items, principally related to changes in cash-flow hedge items.

Total available liquidity was €21.8 billion, an increase of €1 billion over 31 March 2014, reflecting positive cash-flow from operations net of capital expenditures, a €0.3 billion net increase in financing and €0.2 billion in favorable currency translation effects.

First Half

Revenues for H1 totaled €45.5 billion, representing an increase of 8% (+13% CER). On a regional basis, revenues in NAFTA totaled €24.0 billion, up 12% (+16% CER) driven by a 12% increase in shipments. LATAM reported revenues of €4.2 billion, a 22% year-over-year decline (-10% CER) with shipments down 16% over the record levels reached in H1 2013. APAC increased 43% to €3 billion driven by strong volumes. In EMEA, revenues totaled €9 billion, in line with the prior year’s level. Luxury Brands increased revenues by 67% to €2.6 billion driven by the strong performance for Maserati which tripled revenues to €1.4 billion. Components reported revenues of €4.2 billion, in line with H1 2013.

EBIT was €1,231 million for H1 2014, a decrease of €449 million or 27% (-22% CER) from €1,680 million for H1 2013 due to unusual items negatively impacting by €346 million, primarily reflecting the €495 million charge in Q1 2014 connected with the UAW Memorandum of Understanding entered into by Chrysler on January 21st partially offset by the non-taxable gain of €223 million on the re-measurement to fair value of the previously exercised options on approximately 10% of Chrysler’s membership interest in connection with the Equity Purchase Agreement. Excluding unusual items, EBIT decreased by €103 million. For NAFTA, EBIT decreased by €652 million to €481 million due to a €563 million year-over-year difference in unusual items, primarily reflecting the €495 million charge in Q1 2014 connected with the UAW Memorandum of Understanding. Excluding unusual items, NAFTA EBIT was €89 million lower, or €44 million CER, largely explained by the same drivers experienced in the second quarter. For LATAM, EBIT decreased from €351 million to €13 million, primarily explained by lower volumes, positive net pricing which was more than offset by input cost inflation, poor business conditions in Venezuela and negative currency translation impacts, as well as a €35 million increase in net unusual charges. For APAC, EBIT was up from €185 million to €241 million on the back of higher volumes and a better product mix, which were partially compensated by increased sales and marketing spending to support volume expansion in the region in addition to foreign exchange effects. For EMEA, EBIT was -€78 million, compared with -€176 million in H1 2013. The year-over-year improvement of €98 million was primarily attributable to industrial efficiencies and a more favorable product mix, partially offset by competitive pricing pressures and higher advertising expense as well as by a reduction in net unusual charges of €7 million. For Luxury Brands, EBIT was €305 million, from €181 million in H1 2013, with Maserati improving from €5 million to €120 million driven by record volume growth. For Components, EBIT was up from €95 million to €102 million.

Net financial expense totaled €999 million, an increase of €39 million over H1 2013. Excluding the impact of the Fiat stock option-related equity swaps which expired in Q4 2013 (gain of €36 million in H1 2013), financial expense was substantially flat with benefits from the recent Chrysler refinancing transactions being offset by higher average debt levels and negative exchange rate effects.

Profit before taxes was €232 million, compared with €720 million for H1 2013. The €488 million decrease reflected a €449 million reduction in EBIT (of which €346 million attributable to unusual items) and a €39 million increase in net financial expense.

Income taxes amounted to €208 million, compared with €254 million in H1 2013. At 31 December 2013, previously unrecognized deferred tax assets of €1,500 million were recognized, principally related to tax loss carry forwards and temporary book/tax differences in the NAFTA operations. In 2014, the utilization of a part of these temporary book/tax differences resulted in higher deferred tax expense as compared to the prior year, that were more than offset by the recognition in Q1 2014 of a €125 million one-off deferred tax benefit.

Net profit was €24 million, compared with €466 million for H1 2013. There was a loss of €14 million attributable to owners of the parent (compared with a €59 million profit for H1 2013). Excluding unusual items, net profit was €285 million, a decrease of €216 million over H1 2013.

Net industrial debt at 30 June 2014 was €9.7 billion. Net of the payment in January 2014 for the minority stake in Chrysler, net industrial debt was unchanged over year-end 2013. Positive cash flow from operations (€3.7 billion) net of capital expenditure (€3.2 billion) was offset by €0.5 billion in non-cash items and currency translation effects.

Total available liquidity was €21.8 billion, compared with €22.7 billion at year-end 2013, mainly reflecting the change in net debt, including the effect of the acquisition of the remaining equity in Chrysler, and new bond issuances of €1 billion during the period.

FIAT GROUP Net Debt and Available Liquidity

(€ million)	30.06.2014	31.03.2014	31.12.2013(*)
Cash Maturities (Principal)	(30,856)	(30,188)	(28,899)
Bank Debt	(11,277)	(10,766)	(8,932)
Capital Market Instruments (1)	(17,349)	(17,240)	(14,220)
Other Debt (2)	(2,230)	(2,182)	(5,747)
Asset-backed Financing (3)	(545)	(610)	(756)
Accruals and Other Adjustments (4)	(503)	(523)	(601)
Gross Debt	(31,904)	(31,321)	(30,256)
Cash & Marketable Securities	18,719	17,742	19,702
Derivative Assets/(Liabilities)	73	331	396

Net Debt	(13,112)	(13,248)	(10,158)

Industrial Activities	(9,704)	(9,996)	(7,014)

Financial Services	(3,408)	(3,252)	(3,144)

Undrawn committed credit lines	3,052	3,043	3,043

Total Available Liquidity	21,771	20,785	22,745

(*)	Adjusted for the retrospective application of IFRS 11: Net debt at year end increased by €365 million (fully attributable to Industrial Activities).
(1)	Includes bonds and other securities issued in the financial markets.
(2)	Includes HCT Notes, arrangements accounted for as a lease under IFRIC 4 – Determining whether and arrangement contains a lease, and other non-bank financing. (At year end 2013, also included VEBA Trust Note).
(3)	Advances on sale of receivables and securitizations on book.
(4)	At 30 June 2014 includes: negative adjustments for hedge accounting on financial payables for €76 million (-€238 million at 31 March 2014, -€78 million at 31 December 2013), current financial receivables from jointly-controlled financial services companies of €92 million (€118 million at 31 March 2014, €27 million at 31 December 2013) and accrued net financial charges for an amount of -€519 million (-€403 million at 31 March 2014, -€550 million at 31 December 2013).

Results by Segment

Second Quarter

FIAT GROUP Revenues and EBIT by segment – 2nd Quarter
Revenues				EBIT
2014	2013(*)	Change	(€ million)	2014	2013(*)	Change
12,258	11,497	761	NAFTA (mass-market brands)	598	733	-135
2,188	2,839	-651	LATAM (mass-market brands)	62	224	-162
1,522	1,135	387	APAC (mass-market brands)	106	88	18
4,610	4,759	-149	EMEA (mass-market brands)	(6)	(69)	63
1,406	885	521	Luxury Brands (Ferrari, Maserati)	166	105	61
2,073	2,119	-46	Components (Magneti Marelli, Teksid, Comau)	60	60	—
201	242	-41	Other	(23)	(51)	28
(930)	(1,195)	265	Eliminations and adjustments	(2)	(17)	15

23,328	22,281	1,047	Total	961	1,073	-112

(*)	Adjusted for the retrospective application of IFRS 11. Revenues: Group -€44 million, APAC +€18 million, EMEA -€21 million, Eliminations and Adjustments -€41 million. EBIT: Group +€16 million, APAC +€12 million, EMEA +€5 million, Eliminations and adjustments -€1 million.

First Half

FIAT GROUP Revenues and EBIT by segment – 1st Half
Revenues				EBIT
2014	2013(*)	Change	(€ million)	2014	2013(*)	Change
23,990	21,509	2,481	NAFTA (mass-market brands)	481	1,133	-652
4,153	5,307	-1,154	LATAM (mass-market brands)	13	351	-338
3,019	2,117	902	APAC (mass-market brands)	241	185	56
8,951	9,086	-135	EMEA (mass-market brands)	(78)	(176)	98
2,613	1,569	1,044	Luxury Brands (Ferrari, Maserati)	305	181	124
4,154	4,055	99	Components (Magneti Marelli, Teksid, Comau)	102	95	7
402	469	-67	Other	(36)	(78)	42
(1,829)	(2,124)	295	Eliminations and adjustments	203 (1)	(11)	214

45,453	41,988	3,465	Total	1,231	1,680	-449

(*) Adjusted for the retrospective application of IFRS 11. Revenues: Group -€94 million, APAC +€32 million, EMEA -€44 million, Eliminations and Adjustments -€82 million. EBIT: Group +€20 million, APAC +€11 million, EMEA +€9 million.

(1) Includes the unusual non-cash and non-taxable gain of €223 million recognized in Q1 2014 resulting from the fair value of the options represented approximately 10% of Chrysler equity interest which was a portion of the 41.5% stake that Fiat acquired from the VEBA Trust on January21, 2014.

MASS-MARKET BRANDS

NAFTA

Second Quarter

NAFTA 2nd Quarter

(€ million)	2014	2013	Change
Shipments (000s)	627	572	55
Net revenues	12,258	11,497	761
EBIT (*)	598	733	-135
(*) Includes unusual items of:	3	66

Vehicle shipments in the NAFTA region totaled 627,000 for Q2 2014, representing a 10% increase versus Q2 2013. In the U.S., vehicle shipments were 527,000 (up 13%), in Canada 81,000 (flat) and in Mexico and other 19,000 (down 17%).

Vehicle sales1 in NAFTA totaled 647,000 for the quarter, an increase of 11% over Q2 2013. Sales increased 13% in the U.S. to 544,000 and were up 6% in Canada to 86,000, outpacing the market in both countries. In June, the Group posted its 51st consecutive month of year-over-year sales gains in the U.S. and its 55th consecutive month of year-over-year gains in Canada. For Mexico, sales were down 18% from the prior year to 17,000 vehicles.

The U.S. vehicle industry closed the second quarter 7% higher at 4.5 million vehicles, equivalent to an annual SAAR2 of 16.9 million vehicles. The Group’s overall U.S. market share was 12.1% up 0.7 percentage points over the prior year. Jeep sales totaled 187,000 vehicles for the quarter, an increase of 46% year-over-year, primarily reflecting sales of the all-new Cherokee (44,000 vehicles in Q2 2014; not yet available in Q2 2013) and a 26% increase in the combined sales of the Compass and Patriot. The Ram Truck brand posted a sales increase of 18% to 113,000 vehicles, with increases for both light-duty and heavy-duty pickups, which were up 8% and 32%, respectively, and 6,000 sales of the new ProMaster LCV, which was not available in the prior year. The Dodge brand posted vehicle sales of 162,000 during Q2 2014, up 1% from the prior year primarily reflecting increased sales of the Journey (+24%) and Durango (+13%), partially offset by a decrease in sales of the Avenger reflecting discontinuation of the nameplate. Chrysler brand sales were down 19% to 68,000 vehicles, reflecting reduced sales of the 2014 Chrysler 200 during the changeover to the all-new 2015 Chrysler 200, which was launched in May.

The Canadian vehicle industry increased 4% year-over-year to 560,000 vehicles. The Group’s Canadian market share was up 0.2 percentage points year-over-year to 15.3%, mainly driven by Jeep Cherokee sales (6,200 vehicles), and sales increases for the Dodge Durango (up 60%), Jeep Wrangler (up 19%) and the Town & Country and Grand Caravan minivans (up 11% combined).

Fiat brand U.S. and Canada sales, consisting of the Fiat 500, Fiat 500 Cabrio and Fiat 500L models, were up 16% year-over-year to 17,000 vehicles.

During the quarter, the Group received various awards and recognitions. J.D. Power awarded the 2014 Chrysler Town & Country its “Highest-Ranked Minivan” and the 2014 Dodge Challenger the “Highest-Ranked Midsize Sport Car” in its 2014 U.S. Initial Quality Study. In addition, Edmunds.com awarded the Jeep Wrangler, Dodge Challenger and Ram ProMaster its “2014 Best Retained Value Award” in each vehicle’s respective category. The all-new Chrysler 200 sedan was also launched during the quarter at the Sterling Heights (Mich) Assembly Plant, the third Chrysler Group vehicle derived from the “Compact U.S. Wide” architecture.

The NAFTA region reported revenues of €12.3 billion, up 7% over the prior year (+11% CER), primarily due to higher shipment volumes.

[1]	For US and Canada, “Sales” represents sales to end customers as reported by the Group’s dealer network.
[2]	Seasonally Adjusted Annual Rate.

In Q2 2014, EBIT decreased from €733 million to €598 million. Excluding unusual items, EBIT was €72 million lower, with positive volumes, improved pricing to recover vehicle content enhancement and better mix more than offset by increased incentive spending, particularly on legacy products, depreciation and amortization, higher advertising expense to support new vehicle launches and €30 million of unfavorable currency translation impact.

First Half

NAFTA 1st Half
(€ million)	2014	2013	Change
Shipments (000s)	1,212	1,082	130
Net revenues	23,990	21,509	2,481
EBIT (*)	481	1,133	-652
(*) Includes unusual items of:	(494)	69

Vehicle shipments in the NAFTA region totaled 1,212,000 for H1 2014, representing a 12% increase over H1 2013. In the U.S., vehicle shipments were 1,020,000 (up 15% over H1 2013), in Canada 153,000 (up 2%). Shipments for Mexico and other were 39,000 (down 11%).

Vehicle sales in NAFTA totaled 1,203,000 for the period, an increase of 10% over H1 2013. Sales increased 12% in the U.S. to 1,020,000. In Canada, sales increased 5% to 147,000 vehicles, and in Mexico sales were down 16% to 36,000 vehicles.

The U.S. vehicle industry was up 4% in H1 2014 to 8.3 million vehicles. The Group’s overall U.S. market share was up 0.9 percentage points to 12.3%, compared to 11.4% in H1 2013. Jeep brand sales totaled 333,000 vehicles for the period, up 45% year-over-year, primarily due to the launch of the all-new Jeep Cherokee in H2 2013. The Ram brand posted a sales increase of 22% to 214,000 vehicles, led by increases in both the light-duty and heavy-duty pickup trucks, and 6,000 sales of the new ProMaster LCV, which was not available in the prior year. Dodge posted a 4% decrease in sales to 307,000 vehicles, primarily due to the discontinuance of the Dodge Avenger sedan which more than offset increases in the sales of Durango (+16%) and Journey (+11%). Chrysler brand sales totaled 141,000 vehicles for H1 2013, down 14% compared with the prior year, primarily due to the changeover to the all-new Chrysler 200 sedan.

The Canadian vehicle industry in H1 2014 grew 3% year-over-year to 925,000 vehicles. Total Canadian market share was 15.8% in H1 2014, up 0.3 percentage points from H1 2013. For H1 2014, the Group was the sales market leader.

Fiat 500 and Fiat 500L sales in the U.S. and Canada totaled 30,000 cars for H1 2014, up 17% compared to H1 2013.

The NAFTA region reported revenues of €24 billion in H1 2014, up 12% (16% CER) over the same period last year primarily due to higher volumes.

EBIT decreased from €1,133 million to €481 million due principally to a €563 million year-over-year increase in net unusual charges, primarily reflecting the €495 million charge in Q1 2014 related to the UAW Memorandum of Understanding entered into by Chrysler on January 21st. Excluding unusual items, NAFTA EBIT was €89 million lower, or €44 million CER, largely explained by the same drivers experienced in the second quarter.

LATAM

Second Quarter

LATAM 2nd Quarter
(€ million)	2014	2013	Change
Shipments (000s)	203	258	-55

Net revenues	2,188	2,839	-651

EBIT (*)	62	224	-162

(*) Includes unusual items of:	(1)	—

In Q2 2014, shipments in the LATAM region decreased 21% to 203,000 vehicles, reflecting the challenging market conditions. The result compares with an exceptionally strong Q2 2013, when higher Brazilian market demand was supported in part by government incentives.

In Brazil, the passenger car and LCV market was down 12% year-over-year to 809,000 units.

The Group maintained its leadership with an overall share of 20.9%, down 1.2 percentage points versus Q2 2013, with a 1.8 percentage point lead over the nearest competitor. In the A/B segments, Group products accounted for a combined 23.4% share. In the LCV segment, sales increased 9% versus the prior year and the renewed Strada reported its best ever Q2, closing the quarter with a 56.5% segment share.

The Group shipped 169,000 passenger cars and light commercial vehicles in Brazil, representing a 21% decrease over Q2 2013, with stock levels managed to appropriate levels.

In Argentina, the market was down 35% over the prior year to 156,000 units, reflecting weaker economic conditions. Group sales totaled approximately 25,000 units with market share at 15.8%, up 3 percentage points over Q2 2013. In the A/B segments, share was 21.3%, with strong performance for the new Palio.

Group shipments in Argentina totaled 25,000 vehicles, a decrease of 13% over the prior year.

For other LATAM countries, shipments totaled 9,000 units, a decrease of 31% mainly attributable to poor trading conditions in Venezuela.

During the quarter, Fiat brand launched the new Linea, and special versions of the new Uno and Palio in Brazil. The Fiat 500L was also introduced in Argentina.

The LATAM region reported net revenues of €2.2 billion for the quarter, a decrease of 23% (-13% CER), primarily due to lower volumes as described above.

EBIT decreased from €224 million to €62 million, reflecting lower shipment volumes, with positive net pricing and mix offsetting input cost inflation.

First Half

LATAM 1st Half
(€ million)	2014	2013	Change
Shipments (000s)	408	488	-80

Net revenues	4,153	5,307	-1,154

EBIT (*)	13	351	-338

(*) Includes unusual items of:	(94)	(59)

In H1 2014, shipments in the LATAM region totaled 408,000 units, 16% lower than the prior year.

In Brazil, the passenger car and LCV market totaled 1,585,000 units, representing a 7% decrease compared with the all-time industry record set in the first six months of 2013. The Group confirmed its leadership of the Brazilian market, with an overall share of 21.8%. Fiat models held a combined 23.8% share of the A and B segments.

The Group shipped a total of 340,000 passenger cars and LCVs in Brazil during the first half, representing a decrease of 16% over H1 2013.

In Argentina, where the market was down 24% to 367,000 units, the Group sold 52,000 units. Share for the period was up 1.8 percentage points over the prior year to 14.3%. Shipments decreased by 13% to 50,000 vehicles.

In other LATAM countries, 18,000 units were shipped, down 24% from H1 2013.

The LATAM region reported net revenues of €4.2 billion, 22% lower than H1 2013 in nominal terms (-10% CER), with shipments down 16% over the record levels reached in H1 2013.

EBIT decreased from €351 million to €13 million, primarily explained by lower volumes, positive net pricing which was more than offset by higher input cost inflation, poor business conditions in Venezuela and negative currency translation impacts, as well as a €35 million increase in net unusual charges.

APAC

Second Quarter

APAC 2nd Quarter
(€ million)	2014	2013(**)	Change
Shipments (000s)	54	38	16

Net revenues	1,522	1,135	387

EBIT (*)	106	88	18

(*) Includes unusual items of:	—	(2)

(**)	Adjusted for retrospective application of IFRS 11. For Q2 Revenues increased by €18 million, EBIT increased by €12 million.

Vehicle shipments in the APAC region (excluding JVs) totaled 54,000 units for Q2 2014, an increase of 42% from Q2 2013.

Regional demand3 rose year-over-year, led by growth in China, India and South Korea, while the Japanese and Australian markets declined slightly.

Compared with 9% growth for the industry, Group retail sales (including JVs) were up 50% from a year ago to a total of 69,000 units, primarily driven by the strong performance in China (+63%) and Australia (+55%). Jeep sales, which accounted for almost half of total Group sales in the region, were up 57% over the prior year driven by robust volumes for the Grand Cherokee and newly-launched Cherokee. Fiat brand sales were up 69% year-over-year, reflecting strong growth for the Chinese-produced Viaggio (+53%) and Ottimo.

Followed by the successful launch of the Jeep Cherokee in China last quarter, the brand’s line-up was further expanded with the release of the Cherokee Trailhawk Edition – as well as powertrain enhancements, including diesel versions of the Grand Cherokee and Wrangler in China. During the quarter, the Cherokee was also introduced into Australia and Japan.

Group sales in Australia increased 55% versus Q2 2013, driven by the Jeep and Fiat brands, compared with a 2% decrease for the market.

APAC Revenues totaled €1.5 billion for the quarter, an increase of €0.4 billion, or 34% (41% CER), from €1.1 billion for Q2 2013, driven by higher volumes.

EBIT was €106 million, increasing €18 million or 20% (28% CER) driven by higher volumes and a better product mix, partially offset by increased sales and marketing spending to support volume expansion in the region and unfavorable foreign exchange effects.

First Half

APAC 1st Half
(€ million)	2014	2013(**)	Change
Shipments (000s)	108	70	38

Net revenues	3,019	2,117	902

EBIT (*)	241	185	56

(*) Includes unusual items of:	—	(2)

(**)	Adjusted for retrospective application of IFRS 11. For H1 Revenues increased by €32 million, EBIT increased by €11 million.

Vehicle shipments in the region totaled 108,000 units for the first half of the year, up 54% over the same period in 2013.

Group retail sales, including JVs, totaled 127,000 units for the period, increasing 52% year-over-year – compared with 10% growth for the industry – driven by strong performance in China, Australia and India.

Revenues for the first half were €3.0 billion, an increase of €0.9 billion, or 43% (50% CER), from €2.1 billion for the same period in 2013, driven by strong volumes.

EBIT for the period was €241 million, increasing €56 million or 30% (37% CER) on the back of higher volumes and a better product mix, which were partially compensated by increased sales and marketing spending to support volume expansion in the region in addition to foreign exchange effects.

[3]	Represents aggregate for key markets where the Group competes (i.e., China, India-reports wholesale volume on industry, Australia, Japan, South Korea).

EMEA

Second Quarter

EMEA 2nd Quarter
(€ million)	2014	2013(**)	Change
Shipments (000s)	286	287	-1

Net revenues	4,610	4,759	-149

EBIT (*)	(6)	(69)	63

(*) Includes unusual items of:	—	(15)

(**)	Adjusted for retrospective application of IFRS 11. For Q2 Revenues decreased by €21 million, EBIT increased by €5 million.

Passenger car and LCV shipments for the Group in the EMEA region totaled 286,000 units for the quarter, in line with Q2 2013.

Passenger car volumes were down 2% year-over-year (229,000 units), while LCV volumes were up 9% (57,000 units).

The European passenger car market (EU28+EFTA) registered its fourth consecutive quarter of growth, with demand up 4% over Q2 2013 to 3.5 million vehicles.

For the major markets, the positive trend continued in the UK (+7%) and Spain (+23%), and there was also moderate growth in France (+3%). Year-over-year demand remained stable in both Germany and Italy. For the rest of Europe, there was an overall increase of 5%.

Group brands accounted for a combined 6.1% share of the European market, a 0.2 percentage point decrease over Q2 2013, but slightly above the Q1 level.

In Italy, share was down 1.2 percentage points to 28.0%, mainly reflecting an 8% market decrease of the B segment.

Excluding Italy, the Group’s European share was stable at 3.4%, with increases in Germany, the UK and Spain.

The Fiat 500 family continued its best-in-class performance: the Fiat 500 led the European A segment with a 17.0% share (+2.8 p.p.) and the Fiat 500L ranked top in its segment with a 24.2% share (+8.1 p.p.). Combined European sales for the two models totaled 81,000 units.

The European light commercial vehicle market (EU28+EFTA) registered a 9% year-over-year increase to 453,000 units. There was double-digit demand growth in Spain, Italy and the UK, and more moderate growth in Germany and France.

Fiat Professional’s European share4 was down 0.5 percentage points to 13.0%. Share performance varied significantly by market reflecting variations in the timing of fleet renewal activity for the brand’s major customers. Group share of the Italian market was 44.5%, an increase of 0.9 percentage points over Q2 2013. Driven by the success of the new model, the Fiat Ducato registered its all-time best quarterly performance, leading its segment with a 25.7% share (+7.0 p.p. over the nearest competitor) and 39,000 units sold.

EMEA closed the quarter with revenues of €4.6 billion, down 3% over the same period in 2013, on the back of lower used cars volumes and component sales.

EMEA reported EBIT close to break-even (-€6 million), compared with -€69 million in Q2 2013: the improvement is primarily attributable to a more favorable product mix, reflecting the successes of the Fiat 500 family, new Fiat Ducato and Jeep brand, in addition to industrial efficiencies partially offset by competitive pricing pressures and higher advertising expense related to the launch of the Jeep Cherokee.

Alfa Romeo presented the MY2014 Giulietta and MiTo “Quadrifoglio Verde” to the international press in June. The Alfa Romeo 4C Spider was named “Most Beautiful Car 2014” in the Sports Cars and Convertibles category of the Auto Bild Design Award 2014.

During the quarter, Jeep brand launched the new Cherokee and the special edition Wrangler Rubicon X.

[4]	Due to unavailability of market data for Italy since January 2012, the figures reported are an extrapolation and discrepancies with actual data could exist.

Fiat Professional debuted the sixth generation of the highly successful Fiat Ducato light commercial vehicle, which has sold more than 2.6 million units since the model was first launched in 1981. Available in more than 80 countries around the world, last year the vehicle was introduced in North America as the Ram ProMaster.

First Half

EMEA 1st Half
(€ million)	2014	2013(**)	Change
Shipments (000s)	545	532	13

Net revenues	8,951	9,086	-135

EBIT (*)	(78)	(176)	98

(*) Includes unusual items of:	—	(7)

(**)	Adjusted for retrospective application of IFRS 11. For H1 Revenues decreased by €44 million, EBIT increased by €9 million.

In EMEA the Group shipped a total of 545,000 passenger cars and LCVs during the first half, an increase of 13,000 units (+2%) over H1 2013.

Passenger car shipments were up 1% for the first half to 433,000 units, and LCV volumes were 9% higher at 112,000 units.

For the first six months of 2014, the European passenger car market was up 6% to 6.9 million vehicles. The increase was mainly driven by higher demand in the UK (+11%) and Spain (+18%).

Group brands accounted for a combined 6.1% share of the European market for the first half, a 0.2 percentage point year-over-year decline primarily attributable to results in Italy, where share was down 1.1 percentage points to 28.0%.

The European light commercial vehicle market registered a 9% improvement for the first half of the year, with overall performance reflecting strong demand in Spain (+39%), the UK (+16%) and Italy (+14%).

Fiat Professional closed the first half with an overall 12.3% share of the European market. The 0.3 percentage point decline was primarily attributable to a less favorable market mix.

EMEA closed the first half with revenues of €9.0 billion, in line with the same period in 2013. The positive impact of the increase in shipments was offset by lower used cars volumes and component sales and an increase in the proportion of vehicles sold with buy-back commitments.

For EMEA, EBIT was -€78 million, compared with -€176 million in H1 2013. The year-over-year improvement of €98 million was primarily attributable to industrial efficiencies and a more favorable product mix, partially offset by competitive pricing pressures and higher advertising expense as well as by a reduction in net unusual charges of €7 million.

LUXURY BRANDS

LUXURY BRANDS – 2nd Quarter Ferrari, Maserati
(€ million)	2014	2013	Change
Ferrari
Shipments (units) (*)	1,936	1,975	-39
Net revenues	729	626	103
EBIT	105	96	9
Maserati
Shipments (000s)	9.5	2.3	7.2
Net revenues	738	282	456
EBIT	61	9	52
LUXURY BRANDS
Shipments (000s)	11.4	4.3	7.1
Net revenues (**)	1,406	885	521
EBIT	166	105	61

(*)	Non-type approved vehicles included.
(**)	Net of eliminations.

LUXURY BRANDS – 1st Half Ferrari, Maserati
(€ million)	2014	2013	Change
Ferrari
Shipments (units)(*)	3,668	3,837	-169
Net revenues	1,349	1,177	172
EBIT	185	176	9
Maserati
Shipments (000s)	17.5	3.6	13.9
Net revenues	1,387	439	948
EBIT	120	5	115
LUXURY BRANDS
Shipments (000s)	21.2	7.4	13.8
Net revenues (**)	2,613	1,569	1,044
EBIT	305	181	124

(*)	Non-type approved vehicles included.
(**)	Net of eliminations.

Ferrari

During the second quarter, Ferrari shipped 1,932 street cars. Compared with Q2 2013, the 2% decrease reflected the decision to cap volumes to preserve brand exclusivity.

Shipments of 12-cylinder models were up 1% year-over-year (excluding volumes for LaFerrari) with positive contributions from both the F12 Berlinetta and the FF. For 8-cylinder models, volumes were down 7% year-over-year, with performance improving over the first quarter following the launch of the new California T.

The U.S. remained Ferrari’s number one market, accounting for 29% of worldwide volumes with shipments of street cars up 18% over Q2 2013. In the five major European markets, total shipments were down 3% with a second consecutive quarter of moderate growth registered in Italy. In the Middle East, volumes were down versus the prior year.

For the Asia Pacific region, shipments were down 10% overall. Decreases of 34% and 12% in Japan and Greater China (China, Hong Kong and Taiwan) were partially compensated by double-digit growth in Australia, which followed a decrease in the first quarter.

Ferrari reported second quarter revenues of €729 million, representing a 16% year-over-year increase and EBIT was up 9% over Q2 2013 to €105 million, with improved sales mix, benefiting from the contribution of LaFerrari, compensating for lower volumes.

During the first half, Ferrari shipped a total of 3,631 street cars, representing a 4% decrease over the same period in 2013. Shipments of 12-cylinder models were up 15% to 1,042 units (excluding LaFerrari), while 8-cylinder models were down 13% to 2,494 units, with a more modest decline in the second quarter following the launch of the new California T.

The U.S. accounted for 29% of worldwide shipments with volumes up 13% over H1 2013. Growth in the U.S., Italy (+13%) and Japan (+13%) partially compensated for decreases in the major European markets. For Asia Pacific, a 17% decrease in China was partially compensated for by positive performance in Japan and Australia, where shipments were up 8%.

First half revenues totaled €1,349 million, representing a 15% year-over-year increase. EBIT was €185 million, representing a €9 million increase over €176 million in H1 2013.

Maserati

During the second quarter, Maserati shipped a total of 9,491 vehicles, compared with 2,291 in Q2 2013. The strong performance of the new Quattroporte and new Ghibli drove a year-over-year increase of 7,200 units.

North America continued as the brand’s number one market with shipments increasing by 2,422 units over the prior year to a total of 3,498. China was the second largest market with 2,587 vehicles shipped (+2,250 units versus Q2 2013). In Europe, shipments were up by 1,311 vehicles over the prior year to 1,701.

Revenues totaled €738 million for the quarter, compared with €282 million for Q2 2013.

EBIT increased to €61 million from €9 million in Q2 2013 on the back of significant volume growth.

During the quarter a number of events were held as part of Maserati’s Centennial celebration.

For the first half of 2014, the brand’s worldwide shipments totaled 17,532 units, an increase of 13,937 over the same period in 2013.

Revenues increased €948 million to €1,387 million on the back of higher volumes. EBIT was €120 million, compared with €5 million for H1 2013.

COMPONENTS

COMPONENTS Magneti Marelli, Teksid, Comau – 2nd Quarter
(€ million)	2014	2013	Change
Magneti Marelli
Net revenues	1,592	1,587	5
EBIT	50	49	1
Teksid
Net revenues	166	189	-23
EBIT	(1)	1	-2
Comau
Net revenues	336	358	-22
EBIT	11	10	1
COMPONENTS
Net revenues (*)	2,073	2,119	-46
EBIT	60	60	—

(*)	Net of eliminations.

COMPONENTS Magneti Marelli, Teksid, Comau – 1st Half
(€ million)	2014	2013	change
Magneti Marelli
Net revenues	3,166	3,056	110
EBIT	87	81	6
Teksid
Net revenues	328	362	-34
EBIT	(5)	(5)	—
Comau
Net revenues	697	665	32
EBIT	20	19	1
COMPONENTS
Net revenues (*)	4,154	4,055	99
EBIT	102	95	7

(*)	Net of eliminations.

Magneti Marelli

Magneti Marelli reported second quarter revenues of €1,592 million, substantially in line with the prior year (+4% CER). Performance was positive in NAFTA, China and Europe, but down in Brazil partly due to the weakening of the Real.

For the Lighting business, revenues were up 11%, with good performances in Central and Eastern Europe, NAFTA and China, more than offsetting the decrease in Brazil. For the Electronic Systems business line, revenues were up 13% year-over-year driven primarily by sales of navigation systems to non-captive customers. For the Powertrain business line, revenues were down 14% primarily as a result of the decrease in Brazil. On a constant currency basis, other business lines reported revenue increases with the exception of Exhaust Systems and Shock Absorbers, which were also impacted by the weaker market conditions in Brazil.

EBIT for the quarter totaled €50 million, in line with the prior year, and reflects higher revenues, in addition to the benefits of cost containment actions and efficiencies achieved during the period, partially offset by higher unusual expenses.

For the first half, Magneti Marelli reported revenues of €3,166 million, up 4% over the same period in 2013 (CER +8%).

EBIT totaled €87 million, up €6 million over the first half of 2013 (€81 million) reflecting increases in revenues in addition to the benefits of cost containment actions, efficiencies and the result from investments, which were only partially offset by higher unusual expense.

Teksid

Teksid posted second quarter revenues of €166 million, a decrease of 3% versus Q2 2013 on a constant scope of operations. Volumes for the Cast Iron business unit were down 2% (on a constant scope of operations) primarily due to lower volumes in Brazil. The Aluminum business registered a 19% year-over-year increase.

Teksid reported an EBIT loss of €1 million, compared with a €1 million profit in Q2 2013.

For the first half, revenues were €328 million, an increase of 1% over H1 2013 on a constant scope of operations. The Cast Iron business unit reported volumes up 3% year-over-year, with growth in Europe and NAFTA more than offsetting the reduction in Brazil. For the Aluminum business unit, volumes were up 21% over H1 2013.

At EBIT level, there was a €5 million loss, unchanged versus H1 2013.

Comau

Comau reported second quarter revenues of €336 million, down 6% over the prior year, with decreases for all business units except Body Welding.

Order intake for Systems totaled €423 million, a 14% decrease over the second quarter of 2013 attributable primarily to the Body Welding business.

Second quarter EBIT of €11 million was in line with the prior year.

For the first half, revenues came in at €697 million, a 5% year-over-year increase, attributable primarily to the Body Welding operations.

First half order intake for Systems totaled €665 million, representing a decrease of approximately 18% over the first half of 2013. At 30 June 2014, the order backlog totaled €1,143 million, a 12% increase over year-end 2013.

EBIT was in line with H1 2013 at €20 million.

Significant events

•	On April 19, Fiat Group Automobiles S.p.A., Chrysler Group International LLC and Guangzhou Automobile Group Co., Ltd. (GAC Group) announced an agreement to expand their joint venture partnership. Under the agreement, the joint venture, GAC Fiat, will begin localized production of three new Jeep vehicles for the Chinese market, expanding the portfolio of Jeep SUVs currently available to Chinese consumers as imports. Expansion of the cooperation and related projects has already been approved by the relevant government authorities. The joint venture will finalize localized production plans in the near term, which include the consideration of a Jeep model designed specifically for the Chinese market. Production is expected to begin by late 2015.

•	On May 6, the CEO of Fiat along with members of the executive management of the Group presented the Group’s 2014-2018 Business Plan to financial analysts and institutional investors in Auburn Hills (Michigan, U.S.).

•	On June 15, the Board of Directors of Fiat S.p.A. approved the terms of the cross-border merger of Fiat with and into its wholly-owned subsidiary incorporated in the Netherlands Fiat Investments N.V. (“Fiat Investments” and the “Merger”). Fiat Investments will be renamed Fiat Chrysler Automobiles N.V. (“FCA”) upon completion of the Merger. Following the Merger FCA will become the holding company for the Group.

•	On July 2, Fiat S.p.A. called a general meeting of shareholders for 1 August, 2014 (single call) to approve the Merger and to vote on related motions. If the Merger is completed, Fiat shareholders will receive one FCA common share for each Fiat ordinary share they hold. FCA’s common shares will be listed on the New York Stock Exchange and are expected to be listed on the Mercato Telematico Azionario managed by Borsa Italiana.

If the Merger is approved Fiat shareholders who did not vote in favor of the Merger will be entitled to exercise the right of withdrawal provided for under Article 2437-quater of the Italian Civil Code for a period of fifteen (15) days following registration of the resolution approving the Merger with the Turin Companies Register. The redemption price payable to Fiat shareholders exercising the right of withdrawal will be €7.727 per share, equivalent to the average daily closing price per share published by Borsa Italiana in the six months prior to the date of the notice calling the Meeting. The right of withdrawal is subject to completion of the Merger, which is in turn subject to certain conditions precedent set out in the merger plan, including the condition that the aggregate cash amount payable to shareholders exercising withdrawal rights, pursuant to Article 2437-quater of the Italian Civil Code, and to creditors exercising opposition rights does not exceed €500 million. Such condition cannot be waived by any management body of Fiat, not even by its Board of Directors.

Upon completion of the Merger, shareholders participating, including via proxy, in the Meeting will be eligible to receive, in addition to the common shares issued in the Merger, one Special Voting Share of FCA for each Fiat ordinary share held continuously from the record date for the General Meeting until the effective date of the Merger. The documents relating to the Merger and related motions are available on Fiat’s corporate website and at the Company’s registered office. On August 1, 2014 shareholders will also be asked to confirm the appointment of Mr. Glenn Earle as a member of the Board of Directors. Mr. Earle had been appointed by the Board on June 15, 2014 to replace Mr. Gian Maria Gros-Pietro, effective June 23, 2014.

•	On July 3, Fiat S.p.A. announced that the registration statement of Fiat Investments N.V. on Form F-4 relating to the shares of FCA that will be issued to shareholders of Fiat in connection with the Merger (“Registration Statement”) had been filed with the U.S. Securities and Exchange Commission.

•	On the same date Fiat S.p.A. announced that, in preparing the Interim Financial Information as of March 31, 2014 to be included in the Registration Statement, it had revised its accounting for the acquisition of the 41.5% equity interest in Chrysler which Fiat acquired from the VEBA Trust on January 21, 2014 and that the Board of Directors of Fiat had approved amended 2014 first quarter results to reflect such revised accounting. Revisions resulted in an unusual non-cash and non-taxable gain of €223 million, with no impact on the results of the reportable segments or on the Group Consolidated Equity. The revised net loss for Q1 2014 was €173 million, as compared with the previously reported €319 million.

•	On July 10, 2014 Fiat S.p.A. announced that the Registration Statement had been declared effective by the U.S. Securities and Exchange Commission.

•	On July 15, Fiat Finance and Trade Ltd S.A. issued €850 million in notes under the GMTN Program. With an issue price of 100% of the principal amount, the notes bear a fixed rate of interest of 4.75% and mature in July 2022.

•	On July 22, Renault and Fiat signed an agreement under which Renault will supply Fiat with a light commercial vehicle based on a Renault platform. The styling of the Fiat vehicle will be developed by Fiat and will feature unique and distinctive elements on the model, branded Fiat Professional. The vehicle will be manufactured by Renault in France starting from the second quarter of 2016.

2014 Outlook

Group confirms full-year guidance as presented in the Business Plan on 6 May 2014:

•	World-wide shipments at ~4.7 million units (up from 4.5-4.6 million units previously);

•	Revenues of ≥€93 billion;

•	EBIT in €3.6 to €4.0 billion range(*);
•	Net Income in ~€0.6 to €0.8 billion range, with EPS to improve from ~€0.10 (ex-unusual items) to ~€0.44-€0.60. Includes increased deferred tax charge of ~€0.5 billion due to the recognition of net deferred tax assets at year-end 2013 related to Chrysler and excludes unusual items;

•	Net Industrial Debt in €9.8 billion to €10.3 billion range. Includes cash outflows for the January 21st, 2014 closing of the purchase of the remaining 41.5% minority stake in Chrysler Group LLC from the VEBA Trust (€2.7 billion), in addition to the impact of the retrospective adoption of IFRS 11, effective January 1st, 2014 (~€0.4 billion).

(*) excluding unusual items

John Elkann Chairman	Sergio Marchionne Chief Executive Officer

*********

The manager responsible for preparing the Company’s financial reports, Richard Palmer, declares, pursuant to Article 154-bis (2) of Legislative Decree 58/98, that the accounting information contained in this press release corresponds to the results documented in the books, accounting and other records of the Company.

*********

This press release, and in particular the section entitled “2014 Outlook”, contains forward-looking statements. These statements are based on the Group’s current expectations and projections about future events and, by their nature, are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including: volatility and deterioration of capital and financial markets, including further worsening of the Eurozone sovereign debt crisis, changes in commodity prices, changes in general economic conditions, economic growth and other changes in business conditions, weather, floods, earthquakes or other natural disasters, changes in government regulation (in each case, in Italy or abroad), production difficulties, including capacity and supply constraints and many other risks and uncertainties, most of which are outside of the Group’s control.

The terms “Fiat”, “Fiat Group” or simply “Group” are used to identify Fiat S.p.A. together with its direct and indirect subsidiaries which include, beginning 1 June 2011, Chrysler Group LLC and its direct and indirect subsidiaries following the acquisition of control. Fiat and Chrysler will continue to manage financial matters, including funding and cash management, separately. Additionally, Fiat has not provided guarantees or security or undertaken any other similar commitment in relation to any financial obligation of Chrysler, nor does it have any commitment to provide funding to Chrysler in the future.

Turin, 30 July 2014

The Board of Directors met today at the headquarters of Fiat S.p.A in Turin, Italy.

On July 30, at 2 p.m. CET, management will hold a conference call to present the 2014 second quarter results to financial analysts and institutional investors. The call can be followed live and a recording will be available later on the Group’s website: www.fiatspa.com. The supporting document will be made available on the website prior to the call.

Consolidated Income Statement

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
(€ million)	2014	2013(*)	2014	2013(*)
Net revenues	23,328	22,281	45,453	41,988
Cost of sales	20,101	19,008	39,338	35,959
Selling, general and administrative costs	1,772	1,639	3,434	3,262
Research and development costs	601	571	1,227	1,059
Other income/(expenses)	67	(23)	89	(37)
Result from investments:	36	21	69	44
Share of the profit and (loss) of equity method investees	28	12	52	28
Other income and (expenses) from investments	8	9	17	16
Gains on the disposal of investments	—	—	8	2
Restructuring costs/(income)	(2)	(3)	8	(5)
Other unusual income/(expenses)	2	9	(381)	(42)

EBIT	961	1,073	1,231	1,680

Net financial expenses	(506)	(517)	(999)	(960)

Profit before taxes	455	556	232	720

Tax expenses	258	121	208	254

Profit from continuing operations	197	435	24	466

Net profit	197	435	24	466

Net profit/(loss) for the period attributable to:
Owners of the parent	175	142	(14)	59
Non-controlling interests	22	293	38	407

(*)	Adjusted for the retrospective application of IFRS 11.

Translation of financial statements denominated in a currency other than the Euros

The principal exchange rates used to translate other currencies into Euro were as follows:

	For the six months ended June 30, 2014	At June 30, 2014	At December 31, 2013	For the six months ended June 30, 2013	At June 30, 2013
U.S. Dollar (“U.S.$”)	1.370	1.366	1.379	1.313	1.308
Brazilian Real	3.150	3.000	3.258	2.668	2.890
Chinese Renminbi	8.451	8.472	8.349	8.127	8.028
Serbian Dinar	115.649	115.785	114.642	111.908	114.172
Polish Zloty	4.176	4.157	4.154	4.177	4.338
Argentine Peso	10.724	11.104	8.988	6.727	7.030
Pound Sterling	0.821	0.802	0.834	0.851	0.857
Swiss Franc	1.221	1.216	1.228	1.230	1.234

Consolidated statement of financial position

Unaudited

(€ million)	At June 30, 2014	At December 31, 2013 (*)
Assets
Intangible assets	20,203	19,514
Goodwill and intangible assets with indefinite useful lives	12,553	12,440
Other intangible assets	7,650	7,074
Property, plant and equipment	23,865	23,233
Investments and other financial assets:	2,033	2,052
Investments accounted for using the equity method	1,398	1,388
Other investments and financial assets	635	664
Defined benefit plan assets	79	105
Deferred tax assets	3,261	2,903

Total Non-current assets	49,441	47,807

Inventories	12,202	10,278
Trade receivables	3,046	2,544
Receivables from financing activities	4,057	3,671
Current tax receivables	361	312
Other current assets	2,494	2,323
Current financial assets:	627	815
Current investments	37	35
Current securities	204	247
Other financial assets	386	533
Cash and cash equivalents	18,515	19,455

Total Current assets	41,302	39,398

Assets held for sale	26	9

Total Assets	90,769	87,214

Equity and liabilities
Equity:	9,890	12,584
Equity attributable to owners of the parent	9,542	8,326
Non-controlling interest	348	4,258
Provisions:	18,322	17,427
Employee benefits	8,412	8,326
Other provisions	9,910	9,101
Deferred tax liabilities	203	278
Debt	31,996	30,283
Other financial liabilities	313	137
Other current liabilities	11,134	8,963
Current tax payables	238	314
Trade payables	18,673	17,207
Liabilities held for sale	—	21

Total Equity and liabilities	90,769	87,214

(*)	Adjusted for the retrospective application of IFRS 11.

Consolidated Statement of Cash Flows

Unaudited

	For the six months ended June 30,
(€ million)	2014	2013(*)
Cash and cash equivalents at beginning of the period	19,455	17,666

Cash flows from/(used in) operating activities:
Net profit for the period	24	466
Amortization and depreciation	2,359	2,226
Net (gains)/losses on disposal of tangible and intangible assets	(1)	2
Net (gains)/losses on disposal of investments	(8)	(2)
Other non-cash items	233	35
Dividends received	59	93
Change in provisions	721	(361)
Change in deferred taxes	(58)	(47)
Change in items due to buy-back commitments and GDP vehicles	269	173
Change in working capital	180	764

Total	3,778	3,349

Cash flows from/(used in) investing activities:
Investments in property, plant and equipment and intangible assets	(3,233)	(3,483)
Capital increases in joint ventures, associates and unconsolidated subsidiaries	(3)	(31)
Proceeds from the sale of tangible and intangible assets	21	15
Proceeds from disposal of other interests	7	2
Net change in receivables from financing activities	(280)	(523)
Change in current securities	49	40
Other changes	11	14

Total	(3,428)	(3,966)

Cash flows from/(used in) financing activities:
Issuance of bonds	3,010	1,250
Repayment of bonds	—	(1,000)
Issuance of other medium-term borrowings	2,840	1,354
Repayment of other medium-term borrowings	(4,660)	(1,147)
Net change in other financial payables and other financial assets/liabilities	168	420
Increase in share capital	3	2
Dividends paid	—	(1)
Distribution for certain tax obligation of the VEBA	(45)	—
Acquisition of non-controlling interests	(2,691)	—

Total	(1,375)	878

Translation exchange differences	85	(148)

Total change in cash and cash equivalents	(940)	113

Cash and cash equivalents at end of the period	18,515	17,779

(*)	Adjusted for the retrospective application of IFRS 11. Cash and cash equivalents: +€9 million at beginning of the period, +€21 million at end of the period.